Exhibit?24.1

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Brookfield
Public Securities Group LLC, has authorized and designated
Brian?F.?Hurley, Brian Hourihan, and Waheed?Olowa to execute and file on the undersigned?s behalf all Forms
3, 4 and 5 (including any amendments thereto) that the
 undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned?s ownership of or transactions in securities of Oaktree Diversified Income Fund Inc. (the ?Company?).
The authority of Brian?F.?Hurley, Brian Hourihan, and
Waheed?Olowa under this Statement shall continue until the undersigned is no longer required to file Forms
3, 4 and 5 with regard to the undersigned?s ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Brian?F.?Hurley, Brian Hourihan, and Waheed?Olowa are not assuming, nor is the Company assuming, any of the undersigned?s responsibilities to comply with Section?16 of the Securities Exchange Act of 1934.
?
?
Date: October?29, 2021


/s/
?
Brookfield Public Securities Group LLC